AGREEMENT FOR LIMITED WAIVER OF NONCIRCUMVENTION PROVISION

This AGREEMENT FOR LIMITED WAIVER OF NONCIRCUMVENTION PROVISION (this “Agreement”) is made and entered into as of July 5, 2015, by and between Twinlab Consolidated Holdings, Inc., a Nevada corporation (the “Company”), and Capstone Financial Group, Inc., a Nevada corporation (“Capstone”).

1.         Noncircumvention Provision.

1.1         The parties acknowledge that:

(a) Capstone and the Company entered into a Compromise Agreement and Release dated May 28, 2015, Section 9 of which (the “Noncircumvention Provision”) provides:

“Capstone is the owner of certain freely tradable shares of Twinlab common stock and has identified, and may in the future identify, to Twinlab on a confidential basis persons to whom Capstone might sell shares of such freely tradable stock from its holdings. Twinlab hereby agrees that it shall not, without Capstone’s prior written consent, privately place Twinlab equity securities to any persons heretofore or hereafter first introduced to Twinlab by Capstone as described above; provided that Twinlab may, without Capstone’s consent, privately place Twinlab equity securities to such a person at any time after the earlier of (a) the date the entire Series B Warrant (as amended pursuant hereto) has expired and/or been exercised, or (b) the first anniversary of such particular introduction. Nothing contained herein shall require Twinlab to provide Capstone or persons identified by Capstone information that is not available in Twinlab’s public filings, and Capstone represents and warrants that any activities undertaken by Capstone or its representatives with any such persons or entities with whom it engages shall be done in compliance with all applicable securities laws and regulations.”

(b) On the date set forth on Schedule A hereto, Capstone confidentially identified to the Company a certain investor to whom Capstone was seeking to sell shares of Company stock owned by Capstone (such investor, as identified on Schedule A hereto, hereinafter referred to as the “Investor”). The Company acknowledges that Investor is a person described in and covered by the Noncircumvention Provision. The 366th day after the date set forth on Schedule A hereto for such Investor is referred to herein as the “Applicable Anniversary.”

(c) Investor has indicated to Capstone that if the Investor were to invest in equity securities of the Company the Investor may wish to consider doing so on a direct basis with the Company, and the Company has indicated to Capstone that it is amenable to discussing such a direct investment with Investor.

(d) The Company acknowledges that it cannot at this time enter into a private placement of its securities with Investor in the absence of a waiver of the Noncircumvention Provision allowing such a placement, and Capstone is willing to grant such a waiver on the terms set forth herein.

1.2         Accordingly, for good and valuable consideration, the sufficiency and receipt of which are hereby expressly acknowledged, Capstone shall, and hereby does, waive the Noncircumvention Provision as to the Investor, subject to the terms and conditions of this Agreement (including the Waiver Fee provisions hereof).

2.         Waiver Fee.

2.1         It is an express element of and condition to the waiver hereunder of the Noncircumvention Provision that all consideration paid by Investor for the purchase of Company equity securities in a Company private placement effected or contracted for before the Applicable Anniversary (including any deemed pursuant to Section 2.4(d) to have been effected or contracted for before the Applicable Anniversary) shall be paid directly by the Investor to an escrow account for such purpose at Goodwin Procter

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LLP (the “Escrow Account”) and that such escrow holder shall be instructed to first deliver to Capstone in cash all of the Waiver Fee cash components attributable to such private placement, and then to deliver to Capstone all of the Warrants component of the Waiver Fee attributable to such private placement (it being understood that it is the Company’s responsibility to prepare and execute such Warrants and transmit such Warrants to the escrow holder for distribution onward to Capstone), and only then to deliver any remainder of such Investor consideration to the Company. It is expressly understood that if the indicated Waiver Fee is not in fact paid to Capstone via such escrow, Capstone shall retain all other rights and remedies for recovery of the entire indicated Waiver Fee directly from the Company (and/or for any breach of the Noncircumvention Provision).

2.2         In consideration for Capstone waiving the Noncircumvention Provision as to the Investor hereunder (subject to the terms and conditions hereof), the Company agrees, if and each time Investor pays for Company equity securities purchased in a Company private placement effected or contracted for before the Applicable Anniversary, that Capstone shall be entitled to receive (a) forthwith, a cash amount equal to 6% of the Consideration so received by the Company, (b) forthwith after the aggregate Consideration received by the Company pursuant to all such private placements reaches $35,000,000, a cash payment of $1,400,000 (indicative of an additional 4% of such first $35,000,000), (c) as to all Consideration so received by the Company other than such first $35,000,000 in the aggregate, forthwith, an additional cash amount equal to 4% of the Consideration in such private placement (indicative of a new 10% effective rate for all Consideration so received above the $35,000,000 threshold) [with the private placement in which the threshold is crossed being partitioned], and (d) forthwith (and without regard to any $35,000,000 threshold), warrants (“Warrants”) to purchase a number of shares of common stock of the Company equal to the quotient of 10% of the Consideration so received by the Company divided by the exercise price for such Warrants as established below. The foregoing sentence is, and any Waiver Fee under this Agreement shall itself be, subject to Section 2.9 (and to the several provisions of Section 2.4).

2.3         As to the Warrants:

(a) It is understood that the Warrants shall have the same terms and conditions as the (“first tranche”) Company Series B Warrants currently held by Capstone, except that the expiration date shall be June 30, 2020, the number of warrant shares shall be established as set forth in Section 2.2(d) above (subject to later adjustments for splits, etc. as expressly set forth in the prescribed terms and conditions of the Warrant), and the warrant exercise price shall be determined as follows: (i) in the event that the only equity security sold in the private placement(s) with Investor is Company common stock, then the exercise price of the Warrant associated with each such placement shall be the price per share of the stock sold in such private placement; or (ii) in the event that such private placements (whether individually or separately) include both the sale of Company common stock and the sale of Convertible Securities or Options (each as defined below) that have a price per share on a fully-exercised/exchange/converted basis that is lower than the price of the stock sold in such private placements, then the exercise price of the Warrants shall be (and if previously issued pursuant to a prior placement with Investor shall be adjusted to be) the volume weighted average price per share of (x) the stock sold and (y) the lower-effective-price Convertible Securities and/or Options issued in such private placements, assuming full exercise/exchange/conversion of each.

(b) It is further understood and agreed that the shares of Company common stock underlying the Warrants shall have the same registration rights as those applicable to the shares of Company common stock underlying the Company Series B Warrants currently held by Capstone, pursuant to the Registration Rights Agreement dated September 30, 2014 between Capstone and the Company.

(c) It is agreed that so long as the $12,000,000 minimum investment requirement for a Waiver Fee as set forth in Section 2.9 is surpassed, that Capstone shall be entitled to receive Warrants providing the right to purchase a minimum of 5,000,000 shares of Company common stock (or the equivalent number after all adjustments for splits, etc.). Accordingly, if as of the Applicable Anniversary, the number of shares of common stock underlying all Warrants issued to Capstone pursuant hereto (collectively, assuming

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full exercise thereof, the “Existing Warrant Shares”) is less than 5,000,000, then the Company shall forthwith issue an additional Warrant to Capstone providing the right to purchase a number of shares of Company common stock equal to the remainder of 5,000,000 minus the number of Existing Warrant Shares, such Warrant to be on the same terms, including exercise price, as would be established for any other Warrant hereunder; provided, however, that if Capstone shall otherwise become entitled to receive Warrants pursuant to Section 2.2 and the number of underlying shares of Company common stock associated therewith, when combined with the number of underlying shares of Company common stock associated with Warrants previously issued to Capstone pursuant to this Agreement other than the Warrant issued pursuant to this Section 2.3(c) exceeds 5,000,000, then the Company shall only be required to issue new Warrants in amount of such excess (the Warrant issued pursuant to this Section 2.3(c) serving as a credit against any such future obligations of the Company pursuant to Section 2.2(d)).

(d) Notwithstanding all of the foregoing, if Capstone expressly requests in writing that the limitation of this sentence be applicable to a particular private placement (or that such limitation be applicable to Section 2.3(c) and/or Section 2.5), Capstone shall not be entitled to receive any number of Warrants greater than the number which would, as of the date earned and taking into account all other Capstone-owned securities, result in Capstone’s beneficial ownership percentage of Company common stock (determined in accordance with Securities Exchange Act Rule 13d-3(d)) as of such date being 9.95%; and the number of Warrants issuable to Capstone shall in such event be limited accordingly.

2.4         The following definitions and constructions shall apply for all purposes of this Agreement:

(a) “Consideration” shall mean all gross consideration (including the fair market value of any such gross consideration which is not cash) paid to and received by the Company from Investor pursuant to any private placement of Company equity securities with Investor effected or contracted for before the Applicable Anniversary. It is expressly agreed that Consideration received into the Escrow Account and no longer subject to any conditions precedent to the closing of the underlying private placement shall be deemed received by the Company for purposes of this provision.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Company stock.

(c) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Company stock or Convertible Securities.

(d) The consideration for Capstone described in this Section 2 is referred to collectively as the “Waiver Fee.”

(i) Subject to Section 2.9, the Waiver Fee shall apply for Consideration paid to and received by the Company pursuant to any and all Company private placements of equity securities to the Investor which are effected or contracted for before the Investor’s Applicable Anniversary.

(ii) If Options or Convertible Securities are issued in a private placement which is effected or contracted for before the Applicable Anniversary, then in addition to any Waiver Fee that may be applicable pursuant to Section 2.4(d)(i) (and subject to the other terms and conditions of this Agreement) for any Consideration paid to and received by the Company for the initial issuance of such Options or Convertible Securities, if and when such Options or Convertible Securities are later exercised, exchanged or converted, an additional Waiver Fee shall be applicable (subject to all the provisions of this Agreement) in respect of any additional Consideration paid to and received by the Company upon such exercise, exchange or conversion, even if the actual exercise/exchange/conversion of such Options/Convertible Securities occurs after the Applicable Anniversary (and, indeed, even if the Options/Convertible Securities are not even potentially exercisable/exchangeable/convertible until after the Applicable Anniversary). In other words, in such

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scenarios, and solely with respect to Options and/or Convertible Securities initially issued pursuant to a Company private placement effected or contracted for before the Applicable Anniversary, the actual exercise/exchange/conversion shall be treated as if it were an additional private placement, and such additional private placement shall be deemed to have been effected or contracted for before the Applicable Anniversary.

(iii) Similarly, if any Options or Convertible Securities initially issued pursuant to a Company private placement effected or contracted for before the Applicable Anniversary are, either before or after the Applicable Anniversary, exchanged for or replaced by other Options or Convertible Securities, such other Options or Convertible Securities shall also be deemed to have been issued in a private placement which is effected or contracted for before the Applicable Anniversary, and the provisions of this Agreement (including Section 2.4(d)(ii)) shall apply thereto.

(e) “Private placement” shall also include a registered direct offering to Investor. In addition, an integrated series of private-placement transactions shall be deemed a single private placement. Also, sales by Company agents of Company equity securities to an Investor shall be deemed to have been private placements by the Company.

(f) “Equity securities” shall include Options and Convertible Securities, as well as shares; and “Company equity securities” shall also include equity securities of any Company subsidiary or vehicle.

2.5         If any amendment of Options and/or Convertible Securities is made after the issuance of the Options/Convertible Securities and the amended terms, if in place ab initio, would have resulted in a lower warrant exercise price for the associated Warrants pursuant to Section 2.3(a), the warrant exercise price for the associated Warrants shall automatically be lowered to such lower exercise price. Within 10 days after any amendment described in this Section 2.5, the Company shall give written notice to Capstone detailing the amendment and the effect on Warrants.

2.6         Capstone acknowledges and agrees that the Company shall have the sole and absolute discretion (a) to establish or modify the terms of any private placement of its equity securities at any time, without notice to Capstone, (b) to determine whether or not an Investor is a suitable investor, (c) to determine whether, when and how to offer to Investor Company equity securities in any Company private placement, (d) to market and negotiate the offer of Company equity securities to Investor in any Company private placement, on such terms and conditions as the Company deems fit, (e) to accept, in whole or in part, or to reject (for any reason or no reason), in whole or in part, any subscription from Investor for the purchase of Company equity securities, and (f) to terminate any private placement of its equity securities at any time without notice and without accepting a subscription from Investor.

2.7         The Company shall forthwith after any private placement of Company equity securities to Investor effected or contracted for before the Applicable Anniversary (including any deemed pursuant to Section 2.4(d) to have been effected or contracted for before the Applicable Anniversary) send Capstone a detailed written notice regarding the Consideration and the quantities and material terms of the equity securities.

2.8         Under no circumstances shall any Waiver Fee be paid to Capstone with respect to a possible Investor purchase of Company equity securities in a Company private placement which, for any reason whatsoever, does not actually happen.

2.9         Notwithstanding anything herein to the contrary, is expressly agreed that no Waiver Fee shall be payable in respect of Capstone’s waiver under this Agreement unless and until Investor purchases at least $12,000,000 of Company equity securities in one or more Company private placements (in the aggregate) before the Applicable Anniversary. (If no Waiver Fee is payable for purchases of equity securities in one or more earlier private placements because the $12,000,000 threshold has not yet been surpassed, but the $12,000,000 threshold is thereafter surpassed, the indicated Waiver Fee amounts for such earlier private

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placement(s) shall be carried forward and shall also be payable within the Section 2.1 mechanism for the threshold-crossing private placement.)

3.         Capstone’s Activities. It is understood by the parties that Capstone’s interactions with the Investor to date have been solely for Capstone’s own account and not on behalf of the Company, and that in connection with any private placement by the Company of its equity securities with the Investor, Capstone shall not be required to and shall not (a) provide advice or recommendations to the Investor regarding the advantages of purchasing Company equity securities in any Company private placement or in a particular Company private placement, (b) conduct due diligence on behalf of the Company or the Investor, (c) engage in any negotiations on the Company’s behalf with the Investor or on the Investor’s behalf with the Company, (d) provide financing to the Investor, or guarantee any financing, for the purchase of Company equity securities in a Company private placement, or (e) handle, possess or in any way have custody over any funds or securities involved in any transaction between the Company and the Investor.

4.         Miscellaneous Provisions.

4.1         Amendments and Waiver. No amendment or modification hereto or waiver of any of the terms or provisions hereof shall be valid unless set forth in a writing that is executed by each of the parties hereto. No such waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Moreover, it is expressly agreed that the Noncircumvention Provision waiver granted herein shall apply only to the Investor and does not extend to any other person or entity beyond the Investor.

4.2         Expenses. Each party shall bear and pay all of its own expenses incurred in the preparation of and performance pursuant to this Agreement.

4.3         Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter of this Agreement, and supersedes any and all prior and contemporaneous commitments, undertakings and agreements, whether written or oral, with respect to the subject matter hereof. The parties acknowledge that each party has not relied, in deciding whether to enter into this Agreement on this Agreement’s expressly stated terms and conditions, on any representations, warranties, covenants, undertakings, commitments, promises or agreements, which are not expressly set forth within this Agreement.

4.4         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles or statutes, and the parties consent to the exclusive jurisdiction by the state and federal courts sitting in New York.

4.5         Severability. This Agreement is severable. If any portion(s) of this Agreement is found to be unenforceable, the portion(s) shall be construed in such a manner as will to the maximum extent possible enable such portion(s) to be enforceable, the remaining portions of this Agreement shall be enforced to the maximum extent possible, and the unenforceable portion will not affect the enforceability of the remaining provisions.

4.6         Notices. All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and sent by US mail, email, overnight courier, or personal delivery, to the following addresses:

If to the Company:	Twinlab Consolidated Holdings, Inc.
632 Broadway
New York, NY 10012
Attn: Richard H. Neuwirth, CLO
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Email: rneuwirth@twinlab.com

If to Capstone:	Capstone Financial Group, Inc.
8600 Transit Road
East Amherst, NY 10451
Attn: Darin Pastor, CEO
Email: dpastor@capstonefg.com

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally, by overnight courier or by email in the manner provided in this Section 4.6 shall be deemed to have been duly given to the party to whom it is addressed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third business day after it is so placed in the US mail.

4.7         Facilitation. Each party hereto agrees to execute and perform such other documents and acts as are reasonably required in order to facilitate the terms of this Agreement and the intent thereof, and to cooperate in good faith in order to effectuate the provisions of this Agreement.

4.8         Authorization. Each party represents and warrants to the other party that its execution and delivery of this Agreement have been duly authorized by its Board of Directors and do not violate any law or any agreement between it and any third party. Each individual signing this Agreement on behalf of a party represents and warrants in his individual capacity to the other party that his execution and delivery of this Agreement on behalf of such first party has been duly authorized by such first party’s Board of Directors.

4.9         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement for Limited Waiver of Noncircumvention Provision delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signature and shall bind any party hereto whose signature was so delivered.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement for Limited Waiver of Noncircumvention Provision as of the date first above written.

COMPANY Twinlab Consolidated Holdings, Inc. By: _____________________________ Thomas Tolworthy, Chief Executive Officer /s/ Thomas Tolworthy	CAPSTONE Capstone Financial Group, Inc. By: _____________________________ Darin Pastor, Chief Executive Officer /s/ Darin Pastor

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SCHEDULE A

Identification and Definition of “Investor”

For the purposes of this Agreement for Limited Waiver of Noncircumvention Provision, the “Investor” is and shall mean B. Thomas Golisano, all persons or entities directly or indirectly controlled by Mr. Golisano, and any members of Mr. Golisano’s immediate family (which for purposes hereof shall include any parent, spouse, fiancée, or child) or trusts for the benefit of Mr. Golisano or such immediate family members.

Date: June 13, 2015